Exhibit 99.3

Perfect Moment Ltd.

ENTERPRISE MANAGEMENT INCENTIVE
SHARE OPTION AGREEMENT

This Enterprise Management Incentive Share Option Agreement (this “Agreement”) is executed and delivered as a deed as of the Date of Grant specified herein, by and between Perfect Moment Ltd. a Delaware corporation (“PM” or the “Company”), and Negin Yeganegy of [***] (“the Participant”). The Participant and PM hereby agree as follows:

1.	PM, pursuant to the approval of the board of directors of PM, hereby grants to the Participant an award of an Enterprise Management Incentive option (the “Option”), which is intended to be a tax-advantaged option granted under the provisions of Schedule 5 of the UK Income Tax (Earnings and Pensions) Act 2003 (“ITEPA 2003”).

2.	Certain terms relating to the award of the Option relating to this Agreement are set forth in the attached certificate.

3.	The Option is granted for commercial reasons in order to recruit or retain the Participant and not as part of a scheme or arrangement the main purpose, or one of the main purposes, of which is the avoidance of tax. The Participant declares that the average time that she is required to work as an employee on the business of the Company or any of its Qualifying Subsidiaries (as defined in paragraph 11 of Schedule 5, ITEPA 2003) is at least 25 hours a week or, if less, 75% of her working time (as defined in paragraph 27 of Schedule 5, ITEPA 2003), or that they otherwise satisfy paragraph 26 of Schedule 5, ITEPA 2003.

4.	Any notice by the Participant to PM hereunder shall be in writing and shall be deemed duly given only upon receipt thereof by PM at its principal office. Any notice by PM to the Participant shall be in writing and shall be deemed duly given if mailed to the Participant at the address last specified to PM by the Participant.

5.	The Participant represents and warrants to PM that he/she has reviewed the terms and conditions of this Agreement provided to the Participant by PM.

6.	The validity and construction of this Agreement shall be governed by the laws of the State of Delaware. The Participant is deemed to submit to the exclusive jurisdiction and venue of the courts in the State of Delaware to resolve any and all issues that may arise out of or relate to this Agreement.

IN WITNESS WHEREOF, PM has caused this Agreement to be executed by a duly authorized representative and the Participant has hereunto set his hand as of the date of the Award.

Perfect Moment Ltd.

/s/ Max Gottschalk		/s/ Jane Gottschalk
Name:	Max Gottschalk	Witness:	Jane Gottschalk
Director		Address:	[***]
		Occupation:	Director

Participant:	/s/ Negin Yeganegy	/s/ Andrew Hemingway
Name:	Negin Yeganegy	Witness:	Andrew Hemingway
		Address:	[***]
		Occupation:	Accountant

Perfect Moment Ltd.

AWARD CERTIFICATE RELATING TO PERFECT MOMENT LTD. STOCK OPTIONS

Name of Participant:	Negin Yeganegy

Date of Grant:	24th August 2021

Option:	Participant is hereby awarded an option to purchase up to 340,862 shares of the Company’s common stock (the shares issuable upon exercise of the EMI Option, (the “Shares”)

Exercise price of Option:	USD 0.01 per share (the “Exercise Price”)

Exercise period:	The Option will be exercisable to the extent vested from 1 July 2021 until 30 June 2026; to the extent unexercised the Option will automatically expire and lapse thereafter.

Vesting period (over 5 years):

68,172 shares vest 1st July 2021;

68,172 shares vest 1st July 2022;

68,172 shares vest 1st July 2023;

68,173 shares vest 1st July 2024; and

The remaining 68,173 shares vest 1st July 2025.

In accepting the Option, Participant acknowledges, understands and agrees that:

a) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past.

b) all decisions with respect to future option or other grants, if any, will be at the sole discretion of the Company.

c) the Option and any Shares acquired under this Agreement are not intended to replace any pension rights or compensation.

Perfect Moment Ltd.

d) the Option and Shares acquired under this Agreement and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement, or welfare benefits or similar payments.

e) the future value of the Shares underlying the Option is unknown, indeterminable, and cannot be predicted.

f) if the underlying Shares do not increase in value, the Option will have no value.

g) if Participant exercises the Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price.

h) for purposes of the Option, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Parent or Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Agreement (including by reference in the Notice of Grant to other arrangements or contracts) or determined by the Administrator, (i) Participant’s right to vest in the Option under this Agreement, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any, unless Participant is providing bona fide services during such time), and (ii) the period (if any) during which Participant may exercise the Option after such termination of Participant’s engagement as a Service Provider will commence on the date Participant ceases to actively provide services and will not be extended by any notice period mandated under employment laws in the jurisdiction where Participant is employed or terms of Participant’s engagement agreement, if any; the Administrator will have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the grant of the Option (including whether Participant may still be considered to be providing services while on a leave of absence and consistent with local law).

i) unless otherwise provided in this Agreement or by the Company in its discretion, the Option and the benefits evidenced by this Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out, or substituted for, in connection with any corporate transaction affecting the Shares.

j) no claim or entitlement to compensation or damages will arise from forfeiture of the Option resulting from the termination of Participant’s status as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and in consideration of the grant of the Option to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against any Service Recipient, waives his or her ability, if any, to bring any such claim, and releases each Service Recipient from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by accepting the Option, Participant will be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

k) The Company, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the Option to the extent unvested at any time, subject to the terms of this Agreement. If so accelerated, the Option will be considered as having vested as of the date specified by the Company.

Perfect Moment Ltd.

l) The Option is exercisable by delivery of an exercise notice (the “Exercise Notice”) in the form attached as Exhibit A or in a manner and pursuant to such procedures as the Company may determine, which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company. The Exercise Notice will be completed by Participant and delivered to the Company. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares and of any tax obligations (to the extent permitted by law). The Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price, together with any applicable tax obligations (to the extent permitted by law).

m) Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Participant:

a.	cash in U.S. dollars, or the currency used in the jurisdiction in which the Participant resides in accordance with applicable laws, provided that the amount payable will be determined by conversion from U.S. dollars at the exchange rate as selected by the Company on the date of exercise;

b.	check designated in U.S. dollars, or the currency used in the jurisdiction in which the Participant resides in accordance with applicable laws, provided that the amount payable will be determined by conversion from U.S. dollars at the exchange rate as selected by the Company on the date of exercise;

c.	consideration received by the Company under a cashless exercise program adopted by the Company in connection with the Option; or

d.	by any other method of payment as is permitted by applicable law.

n) The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding Participant’s receipt of the Option, or Participant’s acquisition or sale of the Shares underlying the Option. Participant is hereby advised to consult with his or her own personal tax, legal, and financial advisors regarding his or her receipt of the Option before taking any action related to this Agreement.

o) Notwithstanding anything in this Agreement to the contrary:

a.	the rights and obligations of the Option shall be personal to the Participant and may not be transferred, assigned, charged, pledged or otherwise encumbered in any manner and may be exercised during the lifetime of Participant only by Participant; and

b.	the Option shall lapse in full on the date of the Participant’s death.

p) If at any time the Company will determine, in its discretion, that the listing, registration, qualification, or rule compliance of the Shares upon any securities exchange or under any state, federal, or non-U.S. law, the tax code, and related regulations or under the rulings or regulations of the United States Securities and Exchange Commission, or any other governmental regulatory body or the clearance, consent, or approval of the United States Securities and Exchange Commission or any other governmental regulatory authority is necessary or desirable as a condition to the exercise of the Options or the purchase by, or issuance of Shares, to Participant (or his or her estate) hereunder, such exercise, purchase, or issuance will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent, or approval will have been completed, effected, or obtained free of any conditions not acceptable to the Company. Subject to the terms of this Agreement, the Company will not be required to issue any certificate or certificates for (or make any entry on the books of the Company or of a duly authorized transfer agent of the Company of) the Shares hereunder prior to the lapse of such reasonable period of time following the date of exercise of the Options as the Company may establish from time to time for reasons of administrative convenience.

Perfect Moment Ltd.

q) The Company may, in its sole discretion, decide to deliver any documents related to the Options by electronic means. Participant hereby consents to receive such documents by electronic delivery.

r) This Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with the Options.

s) Either party’s failure to enforce any provision or provisions of this Agreement will not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and will not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

t) Participant has reviewed with his or her own tax advisors the U.S. federal, state, local, and non-U.S. tax consequences of this investment and the transactions contemplated by this Agreement. With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) will be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

u) If the number of outstanding shares of the Company’s common stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then (a) the number of Shares and (b) the Exercise Price of the Options, shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued.

v) UK Provisions.

In this Agreement:

“Employer’s NICs” means secondary class 1 (employer’s) National Insurance contributions, or employer’s social security or similar contributions;

“Market Value” has the meaning ascribed to it in Part VIII of the Taxation of Chargeable Gains Act 1992

“Tax Liability” means all liability to: (i) income tax, or any other tax, which the Company (or any Parent or Subsidiary) is or may be liable to account for on behalf of the Participant to HMRC; and (ii) social security or similar contributions which the Company or another member of the same group of companies (a “Group Company”) is or may be liable to account for (or, for which it has agreed to account) on behalf of the Participant to HM Revenue & Customs (including, but without limitation, Employer’s NICs, where the liability for this has been transferred to the Participant); and (iii) Employer’s NICs which the Participant is required to pay, in each case, which arises as a consequence of or in connection with the exercise, release, assignment or cancellation of the Option and/or the earmarking, holding, disposal and/or purchase of the Common Stock acquired pursuant to the Option (or any other securities or assets acquired or earmarked as a result of holding Common Stock) and/or the receipt by an ‘Associated Person’ (as defined in section 472 of ITEPA 2003) of a benefit in connection with the Option.

Perfect Moment Ltd.

The Participant unconditionally and irrevocably agrees as a condition of the Participant’s right to exercise the Option that to the extent lawful and unless the Company determine otherwise:

there may be recovered from the Participant an amount equal to any liability to Employer’s NICs which arises as a consequence of or in connection with the exercise of the Option;

the Participant will enter into any election or agreement required by the Administrators (including, but without limitation, a joint election of the type referred to in paragraph 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992) under which the liability for any Employer’s NICs which arises as a consequence of or in connection with the exercise of the Option is transferred to the Participant;

the Participant will place the Company or other Group Company in funds and indemnify the same in respect of the Tax Liability;

the Company may sell on the Participant’s behalf at the best price which it can reasonably obtain such number of shares allocated or allotted to the Participant following exercise as will provide an amount equal to the Tax Liability and/or an amount equal to the Tax Liability may be withheld from any amounts due to the Participant from the Company;

the exercise of the Option will be conditional on the Participant, if required by the Company or another Group Company, executing a tax election under section 431(1) of ITEPA to disapply fully the provisions of Chapter 2 of Part 7 of ITEPA in respect of restricted securities in such form as is approved by or agreed with HM Revenue & Customs under the terms of section 431(5) of ITEPA and within any required time limit; and

the Participant will sign, promptly, all documents required by the Company or a Group Company to effect the terms of this provision.

Any stamp duty or stamp duty reserve tax payable in respect of a transfer of shares to or at the direction of the Participant (other than stamp duty or stamp duty reserve tax payable on the sale of shares by the Company at the direction of the Participant) shall be paid by the Company.

For the purposes of this agreement, a Participant will be treated as having been continuously a Service Provider during any period that the Participant is in receipt of statutory sick pay or enhanced sick pay, or is taking ordinary or additional maternity or adoptive leave, paternity, parental and/or shared parental leave.

The Company or any of its Subsidiaries or Parents may collect, hold, process and transfer the Participant’s personal data and information, including sensitive personal data, for the purposes of this Agreement, which will be set out in the Participant’s data protection privacy notice.

Any Common Stock allotted pursuant to the exercise of the Option shall be subject to the governing constitutional documents of the Company (as amended from time to time) and any restrictions contained therein and to any necessary consents of any governmental or other authorities under any enactments from time to time in force.

Perfect Moment Ltd.

EXHIBIT A

PERFECT MOMENT LTD.

EXERCISE NOTICE

Perfect Moment Ltd.

[Insert address]

Attention: [Stock Administration]

Exercise of Option. Effective as of today, ________________, _____, the undersigned (“Purchaser”) hereby elects to purchase ______________ shares (the “Shares”) of the Common Stock of Perfect Moment Ltd. (the “Company”) under and pursuant to the Enterprise Management Incentive Share Option Agreement, dated ________, which includes the Award Certificate, and other exhibits, appendices, and addenda attached thereto (together, the “Option Agreement”). Unless otherwise defined herein, capitalized terms used in this Exercise Notice will be ascribed the same defined meanings as set forth in the Option Agreement.

Delivery of Payment. Purchaser herewith delivers to the Company the full purchase price of the Shares and any tax obligations (to extent permitted by law) to be paid in connection with the exercise of the Options.

Representations of Purchaser. Purchaser acknowledges that Purchaser has received, read, and understood the Option Agreement and agrees to abide by and be bound by their terms and conditions.

Rights as Stockholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to the Options, notwithstanding the exercise of the Options. The Shares so acquired will be issued to Purchaser as soon as practicable after the Options are exercised in accordance with the Option Agreement. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Section (u) of the Option Agreement.

Tax Consultation. Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

Perfect Moment Ltd.

Entire Agreement; Governing Law. The Option Agreement is incorporated herein by this reference. This Exercise Notice and the Option Agreement (including the exhibits, appendices, and addenda thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser. The Exercise Notice and Option Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware.

Accepted by:

PURCHASER	PERFECT MOMENT LTD.

Signature	Signature

Print Name	Print Name

Title

Address:

Date Received